Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2022 THIRD QUARTER RESULTS

Q3 Fiscal 2022 Revenues Reached $643 Million, Up 13% Compared to Q3 Fiscal 2021, Up 4% Compared to Q3 Fiscal 2020

Delivered Operating Margin in Excess of 10.0%

Q3 EPS of $0.45 and Adjusted EPS of $0.62

Raises Full-Year Outlook for Operating Margin to 11.0%

Doubles Quarterly Cash Dividend from $0.1125 to $0.225 per Share on the Company’s Common Stock

LOS ANGELES, November 23, 2021 - Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended October 30, 2021.

Carlos Alberini, Chief Executive Officer, commented, “We are very pleased with our performance this quarter, which exceeded our expectations for revenues and earnings. Our revenues for the quarter increased 13% versus last year and were up 4% compared to the third quarter of fiscal year 2020, pre-pandemic. The better performance than expected was driven by our European Wholesale, Americas Retail and Licensing businesses, which posted strong top and bottom line results across the board. All in all, we delivered a 10% operating margin in the period, driven by strong gross margin expansion, as a result of lower promotional activity and improved IMUs in spite of increased freight costs related to the supply chain disruptions experienced in the market.”

Paul Marciano, Co-Founder and Chief Creative Officer, added, “I am very pleased with the progress we have made during the last few months with our brand elevation strategy. For the first time in our Company’s history we have one global line of products across all categories and our products are highly elevated, with a strong focus on quality and sustainability. The Guess brand is enjoying strong momentum worldwide, and we see a big opportunity to gain market share and grow in multiple markets and product categories.”

Mr. Alberini concluded, “We are confident in our plans for the holiday business. Our inventory position is strong, and our customers are responding well to our assortments. Based on our progress, we now expect to deliver an operating margin of 11.0% in the current year, double that of fiscal 2020, pre-pandemic. I am very pleased with our performance for the current year but I am even more excited with what lies ahead for us. I believe that we are at an inflection point at Guess and I am very confident our business is well positioned to generate superior returns in the future. We will continue to prioritize returning value to our shareholders and announced today that our Board has approved to double our quarterly cash dividend from $0.1125 to $0.225.”

Adjusted Amounts
This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) net (gains) losses on lease modifications, (iii) certain professional service and legal fees and related (credits) costs, (iv) certain separation charges, (v) non-cash debt discount amortization on our convertible senior notes, (vi) the related income tax effects of the foregoing items, as well as the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, net income tax settlements and adjustments to specific uncertain income tax positions, and (vii) certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary, in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.
Third Quarter Fiscal 2022 Results Compared to Third Quarter Fiscal 2020
For the third quarter of fiscal 2022, the Company recorded GAAP net earnings of $29.9 million, a 140.5% increase from $12.4 million for the third quarter of fiscal 2020. GAAP diluted EPS increased 150.0% to $0.45 for the third quarter of fiscal 2022, compared to $0.18 for the third quarter of fiscal 2020. The Company estimates a net positive impact from its share buybacks and its convertible notes transaction of $0.04 and a negative impact from currency of $0.12 on GAAP diluted EPS in the third quarter of fiscal 2022 when compared to the third quarter of fiscal 2020.
For the third quarter of fiscal 2022, the Company’s adjusted net earnings were $41.6 million, a 178.8% increase from $14.9 million for the third quarter of fiscal 2020. Adjusted diluted EPS increased 181.8% to $0.62, compared to $0.22 for the third quarter of fiscal 2020. The Company estimates a net positive impact from its share buybacks and its convertible notes transaction of $0.05 and a negative impact from currency of $0.12 on adjusted diluted EPS in the third quarter of fiscal 2022 when compared to the third quarter of fiscal 2020.
Net Revenue. Total net revenue for the third quarter of fiscal 2022 increased 4.4% to $643.1 million, from $615.9 million in the third quarter of fiscal 2020. In constant currency, net revenue increased by 2.1%.
Earnings from Operations. GAAP earnings from operations for the third quarter of fiscal 2022 increased 190.0% to $65.7 million (including $3.0 million net losses on lease modifications, $1.2 million in non-cash impairment charges taken on certain long-lived store related assets and a $2.0 million unfavorable currency translation impact), from $22.6 million (including $1.8 million in non-cash impairment charges taken on certain long-lived store related assets) in the third quarter of fiscal 2020. GAAP operating margin in the third quarter of fiscal 2022 increased 6.5% to 10.2%, from 3.7% in the third quarter of fiscal 2020, driven primarily by lower markdowns, higher initial markups, overall leveraging of expenses and lower occupancy costs, partially offset by higher performance-based compensation. The negative impact of currency on operating margin for the quarter was approximately 40 basis points.
For the third quarter of fiscal 2022, adjusted earnings from operations increased 204.9% to $70.4 million, from $23.1 million in the third quarter of fiscal 2020. Adjusted operating margin increased 7.2% to 10.9%, from 3.7% in the third quarter of fiscal 2020, driven primarily by lower markdowns, higher initial markups, overall leveraging of expenses and lower occupancy costs, partially offset by higher performance-based compensation.

Third Quarter Fiscal 2022 Results Compared to Third Quarter Fiscal 2021
For the third quarter of fiscal 2022, the Company recorded GAAP net earnings of $29.9 million, a 13.3% increase from $26.4 million for the third quarter of fiscal 2021. GAAP diluted EPS increased 9.8% to $0.45 for the third quarter of fiscal 2022, compared to $0.41 for the same prior-year quarter. The Company estimates a minimal impact from its share buybacks and its convertible notes transaction and a positive impact from currency of $0.02 on GAAP diluted EPS in the third quarter of fiscal 2022 when compared to the same prior-year quarter.
For the third quarter of fiscal 2022, the Company’s adjusted net earnings were $41.6 million, an 11.2% increase from $37.4 million for the third quarter of fiscal 2021. Adjusted diluted EPS increased 6.9% to $0.62, compared to $0.58 for the same prior-year quarter. The Company estimates a minimal impact from its share buybacks and its convertible notes transaction and a positive impact from currency of $0.02 on adjusted diluted EPS in the third quarter of fiscal 2022 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the third quarter of fiscal 2022 increased 13.0% to $643.1 million, from $569.3 million in the same prior-year quarter. In constant currency, net revenue increased by 12.8%.
Earnings from Operations. GAAP earnings from operations for the third quarter of fiscal 2022 increased 47.7% to $65.7 million (including $3.0 million net losses on lease modifications, $1.2 million in non-cash impairment charges taken on certain long-lived store related assets and a $0.2 million favorable currency translation impact), from $44.5 million (including $10.3 million in non-cash impairment charges taken on certain long-lived store related assets and minimal net gains on lease modifications) in the same prior-year quarter. GAAP operating margin in the third quarter of fiscal 2022 increased 2.4% to 10.2%, from 7.8% in the same prior-year quarter, driven primarily by lower non-cash impairment charges, lower markdowns, higher initial markups and overall leveraging of expenses, partially offset by higher performance-based compensation. The positive impact of currency on operating margin for the quarter was approximately 60 basis points.
For the third quarter of fiscal 2022, adjusted earnings from operations increased 27.3% to $70.4 million, from $55.3 million in the same prior-year quarter. Adjusted operating margin increased 1.2% to 10.9%, from 9.7% in the same prior-year quarter, driven primarily by lower markdowns, higher initial markups and overall leveraging of expenses, partially offset by higher performance-based compensation.
Nine-Month Period Fiscal 2022 Results Compared to Nine-Month Period Fiscal 2020
For the nine months ended October 30, 2021, the Company recorded GAAP net earnings of $102.9 million, compared to $16.4 million for the nine months ended November 2, 2019. GAAP diluted EPS was $1.55 for the nine months ended October 30, 2021, compared to $0.22 for the nine months ended November 2, 2019. The Company estimates a net positive impact from its share buybacks and its convertible notes transaction of $0.19 and a negative currency impact of $0.18 on GAAP diluted EPS for the nine months ended October 30, 2021 when compared to the nine months ended November 2, 2019.
For the nine months ended October 30, 2021, the Company recorded adjusted net earnings of $119.5 million, compared to $22.7 million for the nine months ended November 2, 2019. Adjusted diluted EPS was $1.79, compared to $0.31 for the nine months ended November 2, 2019. The Company estimates its share buybacks and its convertible notes transaction had a net positive impact of $0.25, and currency had a negative impact of $0.18 on adjusted diluted EPS during the nine months ended October 30, 2021 when compared to the nine months ended November 2, 2019.

Net Revenue. Total net revenue for the first nine months of fiscal 2022 decreased 2.4% to $1.79 billion, from $1.84 billion for the nine months ended November 2, 2019. In constant currency, net revenue decreased by 4.8%.
Earnings from Operations. GAAP earnings from operations for the first nine months of fiscal 2022 were $179.6 million (including $0.4 million net losses on lease modifications, $3.1 million in non-cash impairment charges taken on certain long-lived store related assets and a $3.9 million unfavorable currency translation impact), compared to $44.2 million (including $5.1 million in non-cash impairment charges taken on certain long-lived store related assets) for the nine months ended November 2, 2019. GAAP operating margin for the first nine months of fiscal 2022 increased 7.6% to 10.0%, from 2.4% for the nine months ended November 2, 2019, driven primarily by higher initial markups, lower occupancy costs and lower markdowns. The negative impact of currency on operating margin for the first nine months of fiscal 2022 was approximately 50 basis points.
For the nine months ended October 30, 2021, adjusted earnings from operations were $184.9 million, compared to $48.6 million for the nine months ended November 2, 2019. Adjusted operating margin improved 7.7% to 10.3% for the nine months ended October 30, 2021, from 2.6% for the nine months ended November 2, 2019, driven primarily by higher initial markups, lower occupancy costs and lower markdowns.
Nine-Month Period Fiscal 2022 Results Compared to Nine-Month Period Fiscal 2021
For the nine months ended October 30, 2021, the Company recorded GAAP net earnings of $102.9 million, compared to a GAAP net loss of $151.6 million for the nine months ended October 31, 2020. GAAP diluted EPS was $1.55 for the nine months ended October 30, 2021, compared to GAAP diluted loss per share of $2.35 during the same prior-year period. The Company estimates a net positive impact from its share buybacks and its convertible notes transaction and currency of $0.05 and $0.12, respectively, on GAAP diluted EPS for the nine months ended October 30, 2021 when compared to the same prior-year period.
For the nine months ended October 30, 2021, the Company recorded adjusted net earnings of $119.5 million, compared to an adjusted net loss of $82.2 million for the nine months ended October 31, 2020. Adjusted diluted EPS was $1.79, compared to adjusted loss per share of $1.27 during the same prior-year period. The Company estimates its share buybacks and its convertible notes transaction and currency had a net positive impact of $0.05 and $0.11, respectively, on adjusted diluted EPS during the nine months ended October 30, 2021 when compared to the same prior-year period.
Net Revenue. Total net revenue for the first nine months of fiscal 2022 increased 45.9% to $1.79 billion, from $1.23 billion in the same prior-year period. In constant currency, net revenue increased by 41.7%.
Earnings (Loss) from Operations. GAAP earnings from operations for the first nine months of fiscal 2022 were $179.6 million (including $0.4 million net losses on lease modifications, $3.1 million in non-cash impairment charges taken on certain long-lived store related assets and a $1.8 million favorable currency translation impact), compared to a GAAP loss from operations of $132.4 million (including $0.5 million net gains on lease modifications and $75.3 million in non-cash impairment charges taken on certain long-lived store related assets) in the same prior-year period. GAAP operating margin in fiscal 2022 increased 20.8% to 10.0%, from negative 10.8% in the same prior-year period, driven primarily by overall leveraging of expenses, lower non-cash impairment charges and lower markdowns. The positive impact of currency on operating margin for the nine months ended October 30, 2021 was approximately 20 basis points.
For the nine months ended October 30, 2021, adjusted earnings from operations were $184.9 million, compared to adjusted loss from operations of $54.2 million for the nine months ended October 31, 2020. Adjusted operating margin improved 14.7% to 10.3% for the nine months ended October 30, 2021, from negative 4.4% in the same prior-year period, driven primarily by overall leveraging of expenses and lower markdowns.

Outlook
Given the current circumstances regarding the coronavirus (or “COVID-19”) crisis and its uncertain impact on our operations, we are not providing detailed guidance for the fourth quarter or the full fiscal year ending January 29, 2022. We expect revenues in the fourth quarter of fiscal 2022 to be down mid-single digits versus the fourth quarter of fiscal 2020 as the impact of permanent store closures and an unfavorable shift of European wholesale shipments from the fourth quarter into the first quarter of next year are partially offset by continued momentum in our global e-commerce business.
For the full fiscal year 2022, assuming no increased COVID-related shutdowns from current levels (approximately 1% of our directly operated stores), we expect revenues to be down low-single digits versus fiscal 2020 and operating margin to reach approximately 11.0%. These comparisons are versus the pre-pandemic periods from two fiscal years prior in order to provide a more normalized comparison.
A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin for the fourth quarter and fiscal year ending January 29, 2022 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook

	Fourth Quarter of Fiscal 2022	Fiscal Year 2022

GAAP operating margin	13.1%	11.0%
Certain professional service and legal fees and related (credits) costs[1]	—%	0.1%
Asset impairment charges[2]	—%	0.1%
Net (gains) losses on lease modifications[3]	—%	—%
Adjusted operating margin	13.1%	11.2%
______________________________________________________________________________
See pages 21 and 22 for footnotes
COVID-19 Third Quarter Business Update
The COVID-19 pandemic is continuing to negatively impact the Company’s businesses. Although we achieved slightly higher net revenue during the third quarter of fiscal 2022 compared to the third quarter of fiscal 2020, we remained challenged by lower traffic and capacity restrictions. In addition, while we began the third quarter of fiscal 2022 with 100% of our directly operated stores open for business, we started to incur a new round of government-mandated temporary store closures toward the end of the quarter. This resulted in the closure of less than 5% of our directly operated stores as of October 30, 2021, mostly in Europe, the impact of which was minimal to our third quarter results.
In light of the fluid nature of the pandemic, we continue to carefully monitor global and regional developments, particularly in Europe, and respond appropriately. We also continue to strategically manage expenses in order to protect profitability.
Dividend
The Company’s Board of Directors has approved an increase to our quarterly cash dividend payment, from $0.1125 to $0.225 per share, realigning the per-share dividend amount to the level prior to the issuance of our Convertible Senior Notes in April 2019. The dividend will be payable on December 24, 2021 to shareholders of record as of the close of business on December 8, 2021.

Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results, constant currency financial information, free cash flows and return on invested capital. For the three months and nine months ended October 30, 2021, October 31, 2020 and November 2, 2019, the adjusted results exclude the impact of certain professional service and legal fees and related (credits) costs, certain separation charges, asset impairment charges, net (gains) losses on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax effects of the foregoing items, the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, net income tax settlements and adjustments to specific uncertain income tax positions, as well as certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary, in each case where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided.
This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided.
The Company also includes information regarding its return on invested capital (or “ROIC”) in this release. The Company defines ROIC as adjusted net operating profit after income taxes divided by two-year average invested capital. The Company believes ROIC is a useful financial measure for investors in evaluating how efficiently the Company deploys its capital. The Company’s method of calculating ROIC may differ from other companies’ methods and, therefore, might not be comparable.

Investor Conference Call
The Company will hold a conference call at 4:15 pm (ET) on November 23, 2021 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 30, 2021, the Company directly operated 1,052 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 558 additional retail stores worldwide. As of October 30, 2021, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.
Forward-Looking Statements
Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the potential actions and impacts related to the COVID-19 pandemic; statements concerning the Company’s future outlook including with respect to the fourth quarter and full year of fiscal 2022 as well as fiscal 2024; statements concerning the Company’s expectations, goals, future prospects, longer-term operating margin, revenue, EPS and ROIC expectations and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; the continuation or worsening of impacts related to the COVID-19 pandemic, including business, financial, human capital, litigation and other impacts to the Company and its partners; our ability to successfully negotiate rent relief or other lease-related terms with our landlords; our ability to maintain adequate levels of liquidity; changes to estimates related to impairments, inventory and other reserves, including the impact of the CARES Act, which were made using the best information available at the time; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully implement or update information technology systems, including enhancing our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; risks related to the tax treatment of our third quarter fiscal 2022 intra-entity transfer of intellectual property rights from certain U.S entities to a wholly-owned Swiss subsidiary; the risk of economic uncertainty associated with the United Kingdom’s departure from the European Union (“Brexit”) or any other similar referendums that may be held; the occurrence of unforeseen epidemics, such as the COVID-19 pandemic; other catastrophic events; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended
	October 30, 2021		October 31, 2020		November 2, 2019
	$	%	$	%	$	%

Product sales	$616,489	95.9%	$549,851	96.6%	$593,736	96.4%
Net royalties	26,581	4.1%	19,433	3.4%	22,208	3.6%
Net revenue	643,070	100.0%	569,284	100.0%	615,944	100.0%

Cost of product sales	349,466	54.3%	329,764	57.9%	386,445	62.7%

Gross profit	293,604	45.7%	239,520	42.1%	229,499	37.3%

Selling, general and administrative expenses	223,775	34.8%	184,739	32.5%	205,003	33.3%
Asset impairment charges	1,152	0.2%	10,335	1.8%	1,847	0.3%
Net (gains) losses on lease modifications	3,006	0.5%	(21)	(0.0%)	—	—%

Earnings from operations	65,671	10.2%	44,467	7.8%	22,649	3.7%

Other income (expense):
Interest expense	(5,550)	(0.9%)	(5,809)	(1.0%)	(4,946)	(0.8%)
Interest income	487	0.1%	562	0.1%	492	0.1%
Other expense, net	(7,800)	(1.2%)	(6,521)	(1.2%)	(62)	(0.1%)

Earnings before income tax expense	52,808	8.2%	32,699	5.7%	18,133	2.9%

Income tax expense	20,441	3.2%	5,145	0.9%	4,548	0.7%

Net earnings	32,367	5.0%	27,554	4.8%	13,585	2.2%

Net earnings attributable to noncontrolling interests	2,487	0.4%	1,178	0.2%	1,162	0.2%

Net earnings attributable to Guess?, Inc.	$29,880	4.6%	$26,376	4.6%	$12,423	2.0%

Net earnings per common share attributable to common stockholders:
Basic	$0.46		$0.41		$0.19
Diluted[4]	$0.45		$0.41		$0.18

Weighted average common shares outstanding attributable to common stockholders:
Basic	64,373		62,789		66,393
Diluted[4]	65,852		63,579		67,314

Effective income tax rate	38.7%		15.7%		25.1%

Adjusted selling, general and administrative expenses[5]:	$223,225	34.7%	$184,231	32.4%	$206,417	33.6%

Adjusted earnings from operations[5]:	$70,379	10.9%	$55,289	9.7%	$23,082	3.7%

Adjusted net earnings attributable to Guess?, Inc.[5]:	$41,553	6.5%	$37,363	6.6%	$14,902	2.4%

Adjusted diluted earnings per common share attributable to common stockholders[5]:	$0.62		$0.58		$0.22

Adjusted effective income tax rate[5]:	27.0%		16.4%		23.6%
______________________________________________________________________
See pages 21 and 22 for footnotes.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Nine Months Ended
	October 30, 2021		October 31, 2020		November 2, 2019
	$	%	$	%	$	%

Product sales	$1,721,657	96.1%	$1,183,560	96.4%	$1,776,287	96.8%
Net royalties	70,039	3.9%	44,514	3.6%	59,568	3.2%
Net revenue	1,791,696	100.0%	1,228,074	100.0%	1,835,855	100.0%

Cost of product sales	992,448	55.4%	807,297	65.7%	1,158,741	63.1%

Gross profit	799,248	44.6%	420,777	34.3%	677,114	36.9%

Selling, general and administrative expenses	616,076	34.4%	478,320	39.0%	627,823	34.2%
Asset impairment charges	3,094	0.2%	75,276	6.1%	5,126	0.3%
Net (gains) losses on lease modifications	441	0.0%	(450)	(0.0%)	—	—%

Earnings (loss) from operations	179,637	10.0%	(132,369)	(10.8%)	44,165	2.4%

Other income (expense):
Interest expense	(17,485)	(1.0%)	(17,212)	(1.4%)	(11,156)	(0.6%)
Interest income	1,322	0.1%	1,608	0.1%	1,166	0.1%
Other expense, net	(11,502)	(0.6%)	(20,553)	(1.6%)	(4,346)	(0.3%)

Earnings (loss) before income tax expense (benefit)	151,972	8.5%	(168,526)	(13.7%)	29,829	1.6%

Income tax expense (benefit)	43,588	2.4%	(14,850)	(1.2%)	10,649	0.6%

Net earnings (loss)	108,384	6.1%	(153,676)	(12.5%)	19,180	1.0%

Net earnings (loss) attributable to noncontrolling interests	5,436	0.3%	(2,028)	(0.2%)	2,809	0.1%

Net earnings (loss) attributable to Guess?, Inc.	$102,948	5.8%	$(151,648)	(12.3%)	$16,371	0.9%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$1.58		$(2.35)		$0.22
Diluted[4]	$1.55		$(2.35)		$0.22

Weighted average common shares outstanding attributable to common stockholders:
Basic	64,248		64,561		72,275
Diluted[4]	65,893		64,561		73,211

Effective income tax rate	28.7%		8.8%		35.7%

Adjusted selling, general and administrative expenses[5]:	$614,339	34.3%	$474,993	38.7%	$628,560	34.3%

Adjusted earnings (loss) from operations[5]:	$184,909	10.3%	$(54,216)	(4.4%)	$48,554	2.6%

Adjusted net earnings (loss) attributable to Guess?, Inc.[5]:	$119,504	6.7%	$(82,189)	(6.7%)	$22,700	1.2%

Adjusted diluted earnings (loss) per common share attributable to common stockholders[5]:	$1.79		$(1.27)		$0.31

Adjusted effective income tax rate[5]:	24.5%		(2.0%)		35.1%
______________________________________________________________________
See pages 21 and 22 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings (loss) from operations to adjusted earnings (loss) from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings (loss) attributable to Guess?, Inc. and reported GAAP income tax expense (benefit) to adjusted income tax expense (benefit) follows:

	Three Months Ended
	October 30, 2021	October 31, 2020	November 2, 2019

Reported GAAP selling, general and administrative expenses	$223,775	$184,739	$205,003
Certain professional service and legal fees and related credits (costs)[6]	(550)	195	1,414
Separation charges[7]	—	(703)	—

Adjusted selling, general and administrative expenses[5]	$223,225	$184,231	$206,417

Reported GAAP earnings from operations	$65,671	$44,467	$22,649
Certain professional service and legal fees and related (credits) costs[6]	550	(195)	(1,414)
Separation charges[7]	—	703	—
Asset impairment charges[8]	1,152	10,335	1,847
Net (gains) losses on lease modifications[9]	3,006	(21)	—

Adjusted earnings from operations[5]	$70,379	$55,289	$23,082

Reported GAAP net earnings attributable to Guess?, Inc.	$29,880	$26,376	$12,423
Certain professional service and legal fees and related (credits) costs[6]	550	(195)	(1,414)
Separation charges[7]	—	703	—
Asset impairment charges[8]	1,152	10,335	1,847
Net (gains) losses on lease modifications[9]	3,006	(21)	—
Amortization of debt discount[10]	2,782	2,599	2,447
Discrete income tax adjustments[11]	5,912	635	—
Income tax impact from adjustments[12]	(1,729)	(3,069)	(401)

Total adjustments affecting net earnings attributable to Guess?, Inc.	11,673	10,987	2,479

Adjusted net earnings attributable to Guess?, Inc.[5]	$41,553	$37,363	$14,902

Reported GAAP income tax expense	$20,441	$5,145	$4,548
Discrete income tax adjustments[11]	(5,912)	(635)	—
Income tax impact from adjustments[12]	1,729	3,069	401

Adjusted income tax expense[5]	$16,258	$7,579	$4,949

Adjusted effective income tax rate[5]	27.0%	16.4%	23.6%
______________________________________________________________________
See pages 21 and 22 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results (Continued)
(dollars in thousands)

	Nine Months Ended
	October 30, 2021	October 31, 2020	November 2, 2019

Reported GAAP selling, general and administrative expenses	$616,076	$478,320	$627,823
Certain professional service and legal fees and related credits (costs)[6]	(1,737)	56	737
Separation charges[7]	—	(3,383)	—

Adjusted selling, general and administrative expenses[5]	$614,339	$474,993	$628,560

Reported GAAP earnings (loss) from operations	$179,637	$(132,369)	$44,165
Certain professional service and legal fees and related (credits) costs[6]	1,737	(56)	(737)
Separation charges[7]	—	3,383	—
Asset impairment charges[8]	3,094	75,276	5,126
Net (gains) losses on lease modifications[9]	441	(450)	—

Adjusted earnings (loss) from operations[5]	$184,909	$(54,216)	$48,554

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$102,948	$(151,648)	$16,371
Certain professional service and legal fees and related (credits) costs[6]	1,737	(56)	(737)
Separation charges[7]	—	3,383	—
Asset impairment charges[8]	3,094	75,276	5,126
Net (gains) losses on lease modifications[9]	441	(450)	—
Amortization of debt discount[10]	8,344	7,796	5,109
Discrete income tax adjustments[11]	6,140	805	—
Income tax impact from adjustments[12]	(3,200)	(17,295)	(3,169)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	16,556	69,459	6,329

Adjusted net earnings (loss) attributable to Guess?, Inc.[5]	$119,504	$(82,189)	$22,700

Reported GAAP income tax expense (benefit)	$43,588	$(14,850)	$10,649
Discrete income tax adjustments[11]	(6,140)	(805)	—
Income tax impact from adjustments[12]	3,200	17,295	3,169

Adjusted income tax expense[5]	$40,648	$1,640	$13,818

Adjusted effective income tax rate[5]	24.5%	(2.0%)	35.1%
______________________________________________________________________
See pages 21 and 22 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			% change
	October 30, 2021	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net revenue:
Americas Retail	$169,617	$130,328	$177,824	30%	(5%)
Americas Wholesale	58,999	35,971	56,398	64%	5%
Europe	330,736	321,574	277,253	3%	19%
Asia	57,137	61,978	82,261	(8%)	(31%)
Licensing	26,581	19,433	22,208	37%	20%
Total net revenue	$643,070	$569,284	$615,944	13%	4%

Earnings (loss) from operations:
Americas Retail	$24,070	$473	$1,601	4,989%	1,403%
Americas Wholesale	17,316	8,247	11,216	110%	54%
Europe	44,509	51,476	19,475	(14%)	129%
Asia	(2,399)	1,415	(2,432)	(270%)	(1%)
Licensing	24,402	18,228	19,372	34%	26%
Total segment earnings from operations	107,898	79,839	49,232	35%	119%

Corporate overhead	(38,069)	(25,058)	(24,736)	52%	54%
Asset impairment charges	(1,152)	(10,335)	(1,847)	(89%)	(38%)
Net gains (losses) on lease modifications	(3,006)	21	—	(14,414%)
Total earnings from operations	$65,671	$44,467	$22,649	48%	190%

Operating margins:
Americas Retail	14.2%	0.4%	0.9%
Americas Wholesale	29.3%	22.9%	19.9%
Europe	13.5%	16.0%	7.0%
Asia	(4.2%)	2.3%	(3.0%)
Licensing	91.8%	93.8%	87.2%

GAAP operating margin for total Company	10.2%	7.8%	3.7%
Certain professional service and legal fees and related (credits) costs[5,6]	0.1%	(0.0%)	(0.3%)
Separation charges[5,7]	—%	0.1%	—%
Asset impairment charges[5,8]	0.2%	1.8%	0.3%
Net (gains) losses on lease modifications[5,9]	0.4%	(0.0%)	—%
Adjusted operating margin for total Company[5]	10.9%	9.7%	3.7%
______________________________________________________________________
See pages 21 and 22 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Nine Months Ended			% change
	October 30, 2021	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net revenue:
Americas Retail	$511,449	$314,977	$553,213	62%	(8%)
Americas Wholesale	154,287	82,131	144,505	88%	7%
Europe	895,311	633,898	827,817	41%	8%
Asia	160,610	152,554	250,752	5%	(36%)
Licensing	70,039	44,514	59,568	57%	18%
Total net revenue	$1,791,696	$1,228,074	$1,835,855	46%	(2%)

Earnings (loss) from operations:
Americas Retail	$82,260	$(40,904)	$5,746	(301%)	1,332%
Americas Wholesale	41,815	11,559	27,452	262%	52%
Europe	100,124	27,865	54,742	259%	83%
Asia	(9,054)	(24,729)	(10,435)	(63%)	(13%)
Licensing	63,987	39,833	51,563	61%	24%
Total segment earnings from operations	279,132	13,624	129,068	1,949%	116%

Corporate overhead	(95,960)	(71,167)	(79,777)	35%	20%
Asset impairment charges	(3,094)	(75,276)	(5,126)	(96%)	(40%)
Net gains (losses) on lease modifications	(441)	450	—	(198%)
Total earnings (loss) from operations	$179,637	$(132,369)	$44,165	(236%)	307%

Operating margins:
Americas Retail	16.1%	(13.0%)	1.0%
Americas Wholesale	27.1%	14.1%	19.0%
Europe	11.2%	4.4%	6.6%
Asia	(5.6%)	(16.2%)	(4.2%)
Licensing	91.4%	89.5%	86.6%

GAAP operating margin for total Company	10.0%	(10.8%)	2.4%
Certain professional service and legal fees and related (credits) costs[5,6]	0.1%	(0.0%)	(0.1%)
Separation charges[5,7]	—%	0.3%	—%
Asset impairment charges[5,8]	0.2%	6.1%	0.3%
Net (gains) losses on lease modifications[5,9]	0.0%	(0.0%)	—%
Adjusted operating margin for total Company[5]	10.3%	(4.4%)	2.6%
______________________________________________________________________
See pages 21 and 22 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	Three Months Ended				% change
	October 30, 2021			October 31, 2020
Net revenue:
Americas Retail	$169,617	$(2,090)	$167,527	$130,328	30%	29%
Americas Wholesale	58,999	(1,103)	57,896	35,971	64%	61%
Europe	330,736	2,394	333,130	321,574	3%	4%
Asia	57,137	(169)	56,968	61,978	(8%)	(8%)
Licensing	26,581	—	26,581	19,433	37%	37%
Total net revenue	$643,070	$(968)	$642,102	$569,284	13%	13%

	October 30, 2021			November 2, 2019
Net revenue:
Americas Retail	$169,617	$(841)	$168,776	$177,824	(5%)	(5%)
Americas Wholesale	58,999	67	59,066	56,398	5%	5%
Europe	330,736	(11,680)	319,056	277,253	19%	15%
Asia	57,137	(1,677)	55,460	82,261	(31%)	(33%)
Licensing	26,581	—	26,581	22,208	20%	20%
Total net revenue	$643,070	$(14,131)	$628,939	$615,944	4%	2%

	Nine Months Ended
	October 30, 2021			October 31, 2020
Net revenue:
Americas Retail	$511,449	$(7,527)	$503,922	$314,977	62%	60%
Americas Wholesale	154,287	(4,016)	150,271	82,131	88%	83%
Europe	895,311	(34,193)	861,118	633,898	41%	36%
Asia	160,610	(6,303)	154,307	152,554	5%	1%
Licensing	70,039	—	70,039	44,514	57%	57%
Total net revenue	$1,791,696	$(52,039)	$1,739,657	$1,228,074	46%	42%

	October 30, 2021			November 2, 2019
Net revenue:
Americas Retail	$511,449	$(2,148)	$509,301	$553,213	(8%)	(8%)
Americas Wholesale	154,287	361	154,648	144,505	7%	7%
Europe	895,311	(37,425)	857,886	827,817	8%	4%
Asia	160,610	(4,755)	155,855	250,752	(36%)	(38%)
Licensing	70,039	—	70,039	59,568	18%	18%
Total net revenue	$1,791,696	$(43,967)	$1,747,729	$1,835,855	(2%)	(5%)

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	October 30, 2021	January 30, 2021	October 31, 2020	November 2, 2019

ASSETS

Cash and cash equivalents	$391,065	$469,110	$365,259	$110,095

Receivables, net	321,296	314,147	300,432	300,197

Inventories	482,475	389,144	393,162	519,875

Other current assets	76,414	60,123	74,063	67,425

Property and equipment, net	212,126	216,196	220,996	298,036

Restricted cash	224	235	226	522

Operating lease right-of-use assets	706,161	764,804	789,742	874,945

Other assets	353,606	252,109	236,126	219,805

Total assets	$2,543,367	$2,465,868	$2,380,006	$2,390,900

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$32,960	$38,710	$34,079	$37,484

Current operating lease liabilities	209,072	222,800	227,209	189,582

Other current liabilities	562,606	501,029	474,085	429,701

Long-term debt and finance lease obligations	67,456	68,554	70,069	34,712

Convertible senior notes, net	267,599	258,614	255,801	244,696

Long-term operating lease liabilities	599,472	662,657	689,251	740,484

Other long-term liabilities	140,746	144,004	147,065	123,638

Redeemable and nonredeemable noncontrolling interests	38,119	25,837	22,644	23,543

Guess?, Inc. stockholders’ equity	625,337	543,663	459,803	567,060

Total liabilities and stockholders’ equity	$2,543,367	$2,465,868	$2,380,006	$2,390,900

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	October 30, 2021	October 31, 2020	November 2, 2019

Net cash provided by (used in) operating activities[13]	$4,581	$98,351	$(28,005)

Net cash used in investing activities	(40,375)	(14,578)	(47,950)

Net cash used in financing activities	(28,494)	(4,548)	(21,691)

Effect of exchange rates on cash, cash equivalents and restricted cash	(13,768)	1,432	(2,732)

Net change in cash, cash equivalents and restricted cash	(78,056)	80,657	(100,378)

Cash, cash equivalents and restricted cash at the beginning of the year	469,345	284,828	210,995

Cash, cash equivalents and restricted cash at the end of the period	$391,289	$365,485	$110,617

Supplemental information:

Depreciation and amortization	$41,613	$48,009	$53,989

Total lease costs (excluding finance lease cost)	$213,712	$219,820	$268,900

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow
(in thousands)

	Nine Months Ended
	October 30, 2021	October 31, 2020	November 2, 2019

Net cash provided by (used in) operating activities[13]	$4,581	$98,351	$(28,005)

Less: Purchases of property and equipment	(40,598)	(12,364)	(49,020)

Less: Payments for property and equipment under finance leases	(4,583)	(2,924)	(2,081)

Free cash flow	$(40,600)	$83,063	$(79,106)
______________________________________________________________________
See pages 21 and 22 for footnotes

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of October 30, 2021

United States	244	243	1	1	—	1
Canada	74	74	—	—	—	—
Central and South America	105	70	35	29	29	—

Total Americas	423	387	36	30	29	1

Europe and the Middle East	760	540	220	46	46	—
Asia and the Pacific	427	125	302	268	103	165

Total	1,610	1,052	558	344	178	166

	As of October 31, 2020

United States	254	252	2	1	—	1
Canada	78	78	—	—	—	—
Central and South America	107	72	35	27	27	—

Total Americas	439	402	37	28	27	1

Europe and the Middle East	742	511	231	43	43	—
Asia and the Pacific	423	155	268	297	109	188

Total	1,604	1,068	536	368	179	189

	As of November 2, 2019

United States	287	285	2	1	—	1
Canada	82	82	—	—	—	—
Central and South America	112	72	40	27	27	—

Total Americas	481	439	42	28	27	1

Europe and the Middle East	743	516	227	40	40	—
Asia and the Pacific	519	219	300	327	154	173

Total	1,743	1,174	569	395	221	174

Guess?, Inc. and Subsidiaries
Adjusted Earnings Per Share for the Fiscal Year
(in thousands)

	FY2020	FY2024E*,15

Reported GAAP net earnings attributable to Guess?, Inc.	$95,975
Certain professional service and legal fees and related (credits) costs[6]	(857)
Separation charges[7]	438
Asset impairment charges[8]	9,977
Amortization of debt discount[10]	7,558
Income tax impact from adjustments[12,14]	(8,055)
Total adjustments affecting net earnings attributable to Guess?, Inc.	9,061

Adjusted net earnings attributable to Guess?, Inc.[5]	$105,036

GAAP earnings per share[4]	$1.33	$3.36
Certain professional service and legal fees and related (credits) costs[6]	(0.01)	—
Separation charges[7]	—	—
Asset impairment charges[8]	0.12	—
Amortization of debt discount[10]	0.08	0.14
Income tax impact from adjustments[12,14]	(0.07)	—

Adjusted earnings per share[5]	$1.45	$3.50
______________________________________________________________________
* Amounts represent estimates for future fiscal years.
See pages 21 and 22 for footnotes

Guess?, Inc. and Subsidiaries
Return on Invested Capital for the Fiscal Year
(in thousands)

	FY2019	FY2020	FY2020 2-Year Average	FY2023E	FY2024E	FY2024E 2-Year Average

Total assets[16]	$1,649,205	$2,428,962	$2,039,084	$2,747,000	$2,953,000	$2,850,000
Less: Cash and cash equivalents	(210,460)	(284,613)	(247,537)	(634,000)	(806,000)	(720,000)
Less: Operating right-of-use assets[16]	—	(851,990)	(425,995)	(760,000)	(764,000)	(762,000)
Less: Accounts payable	(286,657)	(232,761)	(259,709)	(333,000)	(346,000)	(339,500)
Less: Accrued expenses	(252,392)	(204,096)	(228,244)	(208,000)	(209,000)	(208,500)
Add: Accrual for European Commission fine[17]	45,619	—	22,809	—	—	—
Average invested capital	$945,315	$855,502	$900,408	$812,000	$828,000	$820,000

			FY2020			FY2024E

Reported GAAP earnings from operations			$140,671			$335,000
Less: Certain professional service and legal fees and related (credits) costs[6]			(857)			—
Add: Asset impairment charges[8]			9,977			—
Add: Separation charges[7]			438			—
Adjusted earnings from operations[18]			$150,229			$335,000
Less: Asset impairments[8]			(9,977)			—
Less: Other income (expense), net			(2,529)			(1,400)
Less: Income tax expense[19]			(29,886)			(83,400)
Adjusted net operating profit after taxes[5]			$107,837			$250,200

Non-GAAP return on invested capital[20]			12%			31%
______________________________________________________________________
See pages 21 and 22 for footnotes

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnotes:

1    Amounts for the full fiscal year include certain professional service and legal fees and related (credits) costs recognized during the nine months ended October 30, 2021 which the Company otherwise would not have incurred as part of its business operations. The Company is unable to predict future amounts as these expenditures are inconsistent in amount and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges in the accompanying GAAP outlook.
2    Amounts for the full fiscal year include asset impairment charges related primarily to impairment of operating lease right-of-use assets and property and equipment related to certain retail locations recognized during the nine months ended October 30, 2021 that resulted from lower revenue and future cash flow projections from the ongoing effects of the COVID-19 pandemic and expected store closures. The adjusted results do not assume any additional future asset impairment charges because of the uncertainty and variability of the nature and amount. As such, the Company has not considered any future asset impairment charges and recorded amounts currently determined under GAAP.
3    Amounts for the full fiscal year represent net (gains) losses on lease modifications related primarily to the early termination of certain lease agreements recognized during the nine months ended October 30, 2021. The Company is unable to predict future amounts as these (gains) losses are inconsistent in amount and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future (gains) losses in the accompanying GAAP outlook.
4    For GAAP purposes, the Company incurs dilution above the strike price of the Company’s convertible senior notes of $25.78. However, the Company excludes from its adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $25.78 and $46.88, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $46.88, the Company incurs dilution related to the notes, and it would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Diluted net income per share for the three and nine months ended October 30, 2021 is calculated based on GAAP net income and diluted weighted-average shares of 65,852,024 and 65,892,772, respectively. There was no dilution related to the convertible notes for either period.
5    The adjusted results reflect the exclusion of certain professional service and legal fees and related (credits) costs, certain separation charges, asset impairment charges, net (gains) losses on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary, in each case where applicable. A complete reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”
6    Amounts recorded represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.
7    Amounts represent certain separation-related charges due to headcount reduction in response to the pandemic and due to the separation of our former Chief Executive Officer.
8    Amounts represent asset impairment charges related primarily to impairment of operating lease right-of-use assets and property and equipment related to certain retail locations resulting from lower revenue and future cash flow projections from the ongoing effects of the COVID-19 pandemic and expected store closures.
9    Amounts recorded represent net (gains) losses on lease modifications related primarily to the early termination of certain lease agreements.
10    In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. The Company has separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represents an amount equal to the fair value of the equity component, is amortized as non-cash interest expense over the term of the Notes. Estimates of adjusted earnings per share for the full fiscal year 2024 exclude the amortization anticipated to be recorded in those years as such amounts are known. The Company has not assumed any potential share dilution related to the convert or related warrants.
11    Amounts represent discrete income tax adjustments related primarily to the impacts from an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary during the quarter ended October 30, 2021, impacts from cumulative valuation allowances and the income tax benefits from an income tax rate change due to net operating loss carrybacks.
12    The income tax effect of certain professional service and legal fees and related (credits) costs, separation charges, asset impairment charges, net (gains) losses on lease modifications and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.
13    The Company made a U.S. income tax payment of $80.4 million in the three months ended October 30, 2021, with a remaining estimated $27.0 million currently expected to be paid in January 2022 due to an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary.
14    During fiscal year 2020, the Company recorded the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, net income tax settlements and adjustments to specific uncertain income tax positions.
15    The Company is unable to predict future amounts for items excluded for non-GAAP for fiscal year 2024, with the exception of amounts related to the amortization of debt discount, as these expenditures and credits are inconsistent in amount and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company's control. As such, the Company has not considered any future charges in the accompanying GAAP outlook.

16    During fiscal year 2020, the Company adopted a comprehensive new lease standard which superseded previous lease guidance. The standard requires a lessee to recognize an asset related to the right to use the underlying asset and a liability that approximates the present value of the lease payments over the term of contracts that qualify as leases under the new guidance. The adoption of the standard resulted in the recording of operating lease right-of-use assets and operating lease liabilities.
17    During fiscal year 2019, the Company recognized a charge of €39.8 million ($45.6 million) related to a fine by the European Commission related to its inquiry concerning potential violations of European Union competition rules by the Company.
18    The adjusted earnings from operations for fiscal year 2020 reflect the exclusion of certain items which the Company believes are not indicative of the underlying performance of its business.
19    Income taxes are calculated using the adjusted effective income tax rate for fiscal year 2020 of 21.7% and a projection of 25% for the fiscal 2024 effective income tax rate.
20    The Company defines return on invested capital (or "ROIC") as adjusted net operating profit after taxes divided by two-year average invested capital.